SEVENTH AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

Between

NORTHERN LIGHTS FUND TRUST

and

CMG CAPITAL MANAGEMENT GROUP, INC.

THIS SIXTH AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENTS is made and entered into as of September 26, 2018, between Northern Lights Fund Trust, a Delaware statutory trust (the "Trust"), and CMG Capital Management Group, Inc., a corporation organized and existing under the laws of the State of Pennsylvania (the "Adviser") located at 1000 Continental Drive, Suite 570, King of Prussia, PA 19406.

RECITALS:

WHEREAS, the parties previously entered into Investment Advisory Agreements between Northern Lights Fund Trust and the Adviser, dated as of March 27, 2013, December 1, 2014 and February 24, 2016 (the “Agreements”);

WHEREAS, the Trust’s Board of Trustees subsequently changed the name of the CMG Global Equity Fund to CMG Mauldin Solutions Core Fund, respectively, and the purpose of this Amendment is to acknowledge and reflect the new name;

NOW, THEREFORE, the parties hereto agree as follows:

1.	All references in the Agreements to “CMG Mauldin Solutions Core Fund” shall be replaced with “CMG Mauldin Core Fund”, respectively.

2. The parties acknowledge and agree that all provisions of the Agreement remain in full force and effect.

IN WITNESS WHEREOF, the parties have caused this Seventh Amendment to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

NORTHERN LIGHTS FUND TRUST

By: /s/Kevin Wolf

Name: Kevin Wolf

Title: President

CMG CAPITAL MANAGEMENT GROUP, INC.

By: /s/Stephen Blumenthal

Name: Stephen Blumenthal

Title: CEO